Exhibit 10.2

Soltrest Inc.

Minutes Of A Meeting Of The Directors Of The Company
Held On March 14, 2018 at 8 Tiaojiayuan Street, Suite 1402, Chaoyang District, Beijing, China

Present: Li Weiwei, Alexander Ber

Alexander Ber took the chair and acted as the Recording Secretary of the Meeting.

ISSUANCE OF SHARES

WHEREAS the sole director has agreed to subscribe for shares of common stock in the capital of the Company;

UPON MOTION, IT WAS RESOLVED that, the sole director disclosing her interest in the resolution, 5,000,000 shares of common stock in the capital of the Company subscribed for the services provided by President to complete Form S-1 be issued as fully paid and non-assessable to the subscriber:

Name of Subscriber	Number of Shares

Li Weiwei	5,000,000

TERMINATION OF MEETING

UPON MOTION, IT WAS RESOLVED that the Meeting terminate.

/s/ Alexander Ber

Recording Secretary Alexander Ber

Date: 3/14/2018